The Huntington Mortgage Company                      (LOGO)
7575 Hunington Park Drive                            HUNTINGTON MORTGAGE
Columbus, Ohio 43235                                 COMPANY


                              Report of Management

We, as members of management of The Huntington Mortgage Company (HMC), a wholly-owned subsidiary of The Huntington National Bank, are responsible for complying with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS
(USAP). We are also responsible for establishing and maintaining effective internal control over compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1997 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1997, HMC complied with the minimum servicing standards set forth in the USAP.

As of and for this same period, HMC had in effect a fidelity bond in the amount of $40,000,000 and an errors and omissions policy in the amount of $8,000,000.


/s/R. Frederick Taylor
R. Frederick Taylor, President


/s/Irving A. Adler
Irving A. Adler, Senior Vice President




A subsidiary of The Huntington National Bank